Exhibit 10.2

PATENT AND TECHNOLOGY LICENSE AGREEMENT

(CCz & DCW Technology)

This Patent and Technology License Agreement (“Agreement”), made and entered into as of [•] and effective as of the Effective Date, is by and between SunEdison, Inc., a Delaware corporation (“SunEdison”), and SunEdison Semiconductor Limited, a company organized and existing under the laws of Singapore and having its registered office at 80 Robinson Road, #02-00, Singapore 068898 (“SSL”).

RECITALS

WHEREAS, SunEdison has determined that it would be appropriate, desirable and in the best interests of SunEdison and the shareholders of SunEdison to separate the SSL Business from SunEdison;

WHEREAS, SunEdison and SSL have entered into the Separation Agreement, dated as of [•] (the “Separation Agreement”), in connection with the separation of the SSL Business from SunEdison;

WHEREAS, SunEdison and SSL have entered into the Technology and Joint Development and Rights Agreement, dated as of [•], 2014 (the “Joint Development Agreement”), addressing certain joint technology development circumstances which may take place after the Effective Date;

WHEREAS, following the separation by SunEdison described in the Separation Agreement, SunEdison will cause SSL to make an offer and sale to the public of SSL’s ordinary shares, which will take place pursuant to a registration statement on Form S-1;

WHEREAS, the Separation Agreement also provides for the execution and delivery of certain other agreements, including this Agreement, in order to facilitate and provide for the separation of SSL and its subsidiaries from SunEdison;

WHEREAS, following the separation of the SSL Business from SunEdison under the Separation Agreement, SunEdison will own certain Intellectual Property used or useful in the SSL Field; and

WHEREAS, SSL wishes to obtain from SunEdison a license to use such intellectual property in its respective License Field under the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, SunEdison and SSL hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Separation Agreement. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to a Party, any entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such Party.

“CCz” means continuous Czochralski crystal growth.

“Controlled” or “Control” means, with respect to Intellectual Property, that a member of the SunEdison Group owns such Intellectual Property, in whole or in part, and/or has the right to grant a license to SSL with respect to such Intellectual Property as set forth herein and without incurring any financial or other obligations to any other Person, subject, in each case, to the terms of any license or other agreement to which such SunEdison Group member is a party that relates to any such Intellectual Property. Notwithstanding, without limiting any Party’s obligations set forth herein, if a Licensor (i) does not have the right under a Third Party agreement to grant an exclusive license or sublicense, such license or sublicense shall be non-exclusive and such Licensor shall so notify the Licensee in writing, and (ii) if at any time during the Term any agreement which limits any rights granted to a Licensee hereunder expires or otherwise terminates, then, as applicable, such rights shall automatically and immediately be included in the Licensed IP to the full extent it is Controlled by the applicable Licensor at such time.

“DCW” means diamond coated wire.

“Effective Date” means the date of the closing of the IPO.

“Group” means either the SSL Group or the SunEdison Group as the context requires.

“Improvements” means any improvements, derivative works, enhancements, refinements, advances or other modifications with respect to any Licensed IP (whether or not patentable or reduced to practice).

“Intellectual Property” means issued patents and pending patent applications, works of authorship, copyrights and registrations and applications therefor, trade secrets, software and all other proprietary rights and other intellectual property in any jurisdiction and all associated rights, including all discoveries, conceptions, ideas, improvements, enhancements and inventions (whether or not reduced to practice), data, technologies, technical information, formulae, formulations, compositions, materials, equipment, consumables, feedstock, hot zone design, process recipes, operation procedures, know-how, characterization of crystal, techniques, methods, processes, software, specifications, equipment systems and designs, equipment and process control systems (including software), apparatus, designs, schematics, drawings and information (but excluding all trademarks, service marks, logos, trade dress and other indicia of origin).

“License” means the licenses granted to SSL pursuant to ARTICLE II of this Agreement.

“Licensed IP” means (i) the SunEdison Patent Rights and (ii) the SunEdison Technology, in each case, to the extent Controlled by SunEdison or any member of the SunEdison Group as of the Effective Date or that become Controlled by SunEdison or any member of the SunEdison Group at any time following the Effective Date until the termination or expiration of this Agreement (but, for the avoidance of doubt, only for so long as such Intellectual Property is Controlled by SunEdison or any member of the SunEdison Group).

“Party” means individually, each of SunEdison and SSL, and together SunEdison and SSL are referred to herein as the “Parties”.

“Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“SSL Field” means and is limited to use of the Licensed IP within the semiconductor industry; specifically, the growth, processing and manufacture of semiconductor crystals for use as a substrate for semiconductor wafer production, the processing and manufacture of semiconductor wafers for the semiconductor industry, and similar uses solely with the semiconductor industry. For the avoidance of doubt, for purposes of this Agreement, none of the following shall be deemed any part of the SSL Field: the growth, processing and manufacture of silicon crystals and single or multi-crystalline ingots for use as a substrate for solar cell production; the processing and manufacture of solar wafers used in the photovoltaic industry; the design, processing and manufacture of solar cells; and the design, processing and manufacture of modules, trackers, inverters and any and all balance of system hardware and software used in photovoltaic systems.

“SSL Group” means SSL and those specific Affiliates set forth on Exhibit A attached hereto and incorporated herein by this reference. For the avoidance of doubt, for purposes of this Agreement, no member of the SunEdison Group shall be deemed to be an Affiliate of any member of the SSL Group after the Effective Date.

“SSL Improvements” shall have the meaning set forth in Section 3.1 hereof.

“SunEdison Group” means SunEdison and its Affiliates. For the avoidance of doubt, for purposes of this Agreement, no member of the SSL Group shall be deemed to be an Affiliate of any member of the SunEdison Group after the Effective Date.

“SunEdison Patent Rights” means (i) those patent applications and patents set forth on Exhibit B; (ii) all patent applications including claims directed toward any Improvements and/or SunEdison Technology; (iii) all U.S. or foreign patents issued on the patent application of items included in clauses (i) and (ii); (iv) all patent applications and patents claiming priority to items included in clauses (i), (ii) and (iii), including U.S., PCT, and foreign divisionals, continuations, continuations-in-part; and (v) all extensions, renewals, reissues, re-examinations, and supplementary protection certificates issued on any of the foregoing.

“SunEdison Technology” means and includes all discoveries, conceptions, ideas, improvements, enhancements and inventions (whether or not reduced to practice), data, technologies, technical information, formulae, formulations, compositions, materials, equipment, consumables, feedstock, hot zone design, process recipes, operation procedures, know-how, characterization of crystal, techniques, methods, processes, software, specifications, equipment systems and designs, equipment and process control systems (including software), apparatus, designs, schematics, drawings and information (whether or not same are patentable, copyrightable, protectable as a trade secret, or otherwise susceptible to any other form of legal protection) that is both (i) Controlled by SunEdison or a member of the SunEdison Group as of the Effective Date or at any time during the Term and (ii) reasonably judged as necessary or useful to the research, development, application, use and/or commercialization of CCz and/or DCW technology in the SSL Field.

“Third Party” means any Person other than a member of the SunEdison Group or the SSL Group.

Section 1.2 Interpretation. In this Agreement:

(a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires;

(b) the terms “hereof,” “herein,” “herewith” and words of similar import, and the term “Agreement” shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits hereto) and not to any particular provision of this Agreement;

(c) Article, Section and Exhibit references are to the Articles, Sections and Exhibits to this Agreement unless otherwise specified;

(d) the word “including” and words of similar import when used in this Agreement means “including, without limitation”;

(e) the word “or” shall not be exclusive; and

(f) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the Effective Date, regardless of any amendment or restatement hereof.

ARTICLE II

LICENSE GRANTS

Section 2.1 License to SSL.

(a) Subject to the terms and conditions of this Agreement, SunEdison hereby grants, on behalf of itself and the other members of the SunEdison Group, and shall cause the other members of the SunEdison Group to grant, to SSL and exclusively those specific Affiliates and within the specific geographies set forth on Exhibit A a non-exclusive, perpetual, non-transferable (except as provided in Section 2.2 and Section 9.1 below), royalty-free right and license under the SunEdison Patent Rights to make, have made, use, sell, offer for sale and import any method, good or service solely within the SSL Field, the manufacture, use, sale, offer for sale, or importation of which, but for the license granted in this Agreement, would directly or indirectly infringe a claim included within the SunEdison Patent Rights. SunEdison agrees that it shall not grant a license under the SunEdison Patent Rights to any Third Party for use in the SSL Field.

(b) Subject to the terms and conditions of this Agreement, SunEdison hereby grants, on behalf of itself and the other members of the SunEdison Group, and shall cause the other members of the SunEdison Group to grant, to SSL and exclusively those specific Affiliates set forth on Exhibit A a non-exclusive, perpetual, non-transferable (except as provided in Section 2.2 and Section 9.1 below), royalty-free right and license to use and practice the SunEdison Technology solely within the SSL Field and to make, have made, use, sell, offer for sale and import any apparatus, process or service solely in the SSL Field. SunEdison agrees that it shall not grant a license under the SunEdison Technology to any Third Party for use in the SSL Field.

Section 2.2 Sublicenses. Except as expressly set forth below, SSL shall not have any right to grant sublicenses to any party, including additional Affiliates of SSL not listed on Exhibit A, under the License without the prior written consent of SunEdison (such consent not to be unreasonably withheld, conditioned or delayed).

(a) CCz Licensed IP. No such prior written consent shall be required with respect to any sublicenses to SSL Affiliates for purposes of commercialization of the Licensed IP related to CCz within the United States of America, or Italy so long as such sublicense is made upon the condition that all vendors utilized for sourcing CCz equipment incorporating or utilizing any such Licensed IP for use within such countries are vendors that are used, or otherwise approved, by SunEdison to supply such equipment (“Approved Vendors”). No such prior written consent shall be required with respect to any sublicenses to SSL Affiliates for purposes of commercialization of the Licensed IP related to CCz within Korea, Taiwan and/or Japan, so long as such sublicense is made to an SSL Affiliate on or after the date that is one (1) year after the Effective Date and is made upon the condition that all vendors utilized by such Affiliates for sourcing CCz equipment incorporating or utilizing any such Licensed IP for use within such countries are Approved Vendors. For avoidance of doubt, any sublicense to an Affiliate for commercialization of the Licensed IP related to CCz in the United States of America, Italy, Korea, Taiwan and/or Japan which does not include this limitation with respect to Approved Vendors, will require the prior written consent of SunEdison. In addition, no such prior written consent shall be required with respect to any sublicenses (to SSL Affiliates or Third Parties) solely to SSL Improvements related CCz for use solely within the SSL Field and solely within the geographies set forth on Exhibit A hereto, nor with respect to any sublicenses (to SSL Affiliates or Third Parties) solely to SSL Improvements related to CCz, which are made on or after the date that is one (1) year after the Effective Date, for use solely within the SSL Field and within Korea, Taiwan and/or Japan.

(b) DCW Licensed IP. No such prior written consent shall be required with respect to any sublicenses to SSL Affiliates for purposes of commercialization of the Licensed IP related to DCW in any country or jurisdiction, so long as such sublicense is made upon the condition that all vendors utilized for sourcing DCW equipment incorporating or utilizing any such Licensed IP are vendors that are used, or otherwise approved, by SunEdison to supply such equipment (also, “Approved Vendors”). For avoidance of doubt, any sublicense to an Affiliate for commercialization of the Licensed IP related to DCW which does not include this limitation with respect to Approved Vendors, will require the prior written consent of SunEdison. In addition, no such prior written consent shall be required with respect to any sublicenses (to SSL Affiliates or Third Parties) solely to SSL Improvements related to DCW for use solely within the SSL Field.

(c) Approved Vendors. In connection with the rights and limitations of this Section 2.2, SunEdision agrees that (i) upon the request of SSL, SunEdison shall provide a complete and current written listing of Approved Vendors, (ii) SunEdison shall promptly evaluate candidate vendors for status as an Approved Vendor named by SSL and, if determined reasonably acceptable by SunEdison, notify SSL of its approval of such named vendor as an Approved Vendor, and (iii) once named as an Approved Vendor, SunEdison will not remove such vendor’s status as an Approved Vendor (for any country) without reasonable cause. SSL shall remain primarily liable and responsible for all acts and omissions of its sublicensees hereunder and their compliance with all applicable terms and conditions of this Agreement.

Section 2.3 No Implied Rights. As between the Parties, all right, title and interest in and to all Licensed IP shall be owned exclusively by SunEdison, and SSL shall not acquire, and nothing contained herein shall be construed as conferring, by implication, estoppel or otherwise, any license or other right, title or interest in or to such Licensed IP or any other Intellectual Property owned by SunEdison or of any of its Affiliates hereunder or in connection herewith, except for the License granted to SSL pursuant to Section 2.1.

ARTICLE III

IMPROVEMENTS

Section 3.1 Ownership. As between the Parties, SunEdison shall exclusively own all right, title and interest in and to any and all Improvements that are authored, developed, invented, reduced to practice or otherwise created by, or on behalf of, SSL or any of its Affiliates (whether solely or jointly with any other Person) during the Term and all Intellectual Property rights therein and thereto (the “SSL Improvements”), and SSL hereby assigns and agrees to assign theSSL Improvements to SunEdison. Such Improvements shall be deemed included within the Licensed IP and subject to the License.

Section 3.2 Record Keeping. Each Party warrants that it will maintain and enforce policies and procedures consistent with generally accepted best practices in the industry to ensure that all research and development conducted by such Party during the Term shall be documented by its employees, consultants and subcontractors conducting research subject to this Agreement, in a way that makes clear (i) the identity of each individual involved in planning or executing any particular experimental protocol or interpreting any particular experimental result and/or the identity of each individual creating any document concerning the research; (ii) the date that each particular experimental protocol was executed; (iii) the date each experimental result was recorded; and (iv) the date that any document concerning the research was created. Each Party shall maintain all research notebook records related to this Agreement for at least ten (10) years after the termination of the Term, but neither Party shall be obligated to maintain such records beyond the date of the last to expire of any patent claiming Improvements.

Section 3.3 Disclosure. Each Party shall disclose to the JTC (defined below) in a timely manner any invention or discovery conceived during the Term that may be reasonably believed to be an Improvement. Such disclosures by the Parties shall include a reasonably detailed written description of such invention and the information described in Section 3.2 above. It shall be the responsibility of the JTC to reasonably, and in a timely manner, determine whether such invention or discovery is an Improvement. All information disclosed by the Parties to the JTC relating to such inventions and discoveries shall be treated as Confidential Information.

Section 3.4 Further Actions and Assurances in Respect of Assignments.

(a) SSL, at any time and from time to time upon notice by SunEdison, promptly and as practicable, shall execute and shall cause its employees, independent contractors, consultants and subcontractors, past or present, to execute, such documents as are necessary and requested to evidence the assignments of Improvements provided for in this Agreement, including executing any documents necessary for SunEdison to obtain United States or foreign letters patent, executing any transfers of ownership of letters patent, and executing short form assignments intended for recording with the U.S. Patent and Trademark Office, or any other entity.

(b) SSL represents and warrants that it has obtained or shall obtain appropriate written agreements from all of its respective employees, independent contractors, consultants and subcontractors, without limitation, and executed at or as of the commencement of employment, consultancy or engagement, that requires all discoveries and inventions conceived or reduced to practice, as applicable, by any Person during the Term to be promptly reported, fully disclosed, and assigned to SSL.

Section 3.5 Ownership by SSL. In the event that SunEdison, in the sole exercise of its own unfettered business judgment, decides that it would be appropriate for SSL to own patent rights in any Improvement made by employees of SSL that would otherwise be owned by SunEdison under the other terms of this Agreement, then SunEdison may provide for SSL to own all right, title and interest in and to such Improvement(s) provided that SSL grants back to SunEdison an exclusive, worldwide, perpetual, royalty-free right and license (with right of sublicense) in any such patent rights to make, have made, use, sell, offer for sale and import any method, good or service outside of the SSL Field. SunEdison, in the sole exercise of its own unfettered business judgment, may add such other terms and conditions prior to conveying such ownership interest to SSL as SunEdison may then deem appropriate.

ARTICLE IV

TECHNICAL ASSISTANCE

Section 4.1 The JTC. Promptly after the Effective Date, each Party will appoint two (2) representatives to a Joint Technology Committee (the “JTC”), one of whom will be the project manager (“Project Manager”) for such Party. At least one (1) member of the JTC from each Party shall be an individual deeply familiar with the science and technology involved with the Licensed IP. Either Party may replace its respective JTC representatives at any time, with prior written notice to the other Party. During the Term, the JTC will speak telephonically at least once per calendar quarter. In addition, the JTC shall conduct at least one (1) formal Technology Review Meeting (the “Technology Review Meeting”) per calendar year to identify and give notice of intent to file patent applications and to review research and development activities related to the Licensed IP and Improvements.

Section 4.2 Project Managers Duties. The duties of the Project Managers include but are not limited to: (i) interfacing as a point of contact to the other Party; (ii) coordinating all technology exchange and assistance provided for in this Agreement; and (iii) resolving issues and disputes among the Parties on a reasonable and appropriate basis. In addition, the Project Managers shall cooperate to ensure that:

(a) Each Party provides to the other Party a full and open disclosure of all of its respective technology related to CCz silicon crystal growth, DCW technology development and application, and SunEdison Technology and Improvements including, but not limited to, all equipment, consumables, feedstock, hot zone design, process recipes, operation procedures, know-how, characterization of crystal and any other Intellectual Property concerning CCz silicon crystal growth or DCW technology; and

(b) Each Party provides to the other Party direct access to vendors and suppliers related to the design and component/materials supply for DCW

Section 4.3 Decision Making. Decisions of the JTC shall be made by unanimous agreement of all JTC members and shall be made in a reasonably timely manner. In the event the JTC is unable to reach a decision in any matter after reasonable good faith efforts, then, unless otherwise provided for herein, either Party may, by written notice to the other, have such issue referred to the dispute resolution process required by Section 10.8 below.

Section 4.4 Technical Assistance and Exchange of Information. Employees of each Party knowledgeable of the subject matter of the Licensed IP shall be available, within a reasonable time and upon reasonable request during the Term to provide, at such Party’s expense, reasonable technical assistance to the other Party that is related to use of the Licensed IP and Improvements, and such requests for assistance shall be made through such Party’s Project Manager. In addition, SSL agrees to share with SunEdison on a monthly basis research, development and test results, results of manufacturing trials, performance data from the CCz and DCW equipment and data from the same, and process of record information which are directly related to development and performance of the Licensed IP, including without limitation, any Improvements. Such access will be provided in a timely manner and in a form and format that is reasonably and mutually agreed. Notwithstanding the foregoing, project specific services, cost sharing, and the like are to be exclusively governed by that certain Transition Services Agreement (“TSA”) and that certain Post Separation Technology Development Agreement (“Technology Development Agreement”) between the Parties dated as of even date herewith.

Section 4.5 Inspection Rights. SunEdison shall be entitled at any time and from time to time during the Term of the License, during normal business hours and upon reasonable written notice, to audit, review and inspect SSL’s compliance with, and performance of, SSL’s (and its Affiliates’) obligations set forth in this Agreement. Such inspection rights shall include, without limitation, the rights to review technical data, books and records in relation to Licensed

IP, manufacturing and performance data, and conduct site visits and inspections. SunEdison shall also be entitled to review the employee training records and lists of SSL personnel who have, or have had, access to SunEdison Confidential Information and Licensed IP, and SSL agrees to provide written notice to SunEdison when any such employees (who have had access to SunEdison Confidential Information) have left the employ of SSL.

ARTICLE V

PATENT PROSECUTION, MAINTENANCE AND ENFORCEMENT

Section 5.1 Filing, Prosecution and Maintenance. As between the Parties, SunEdison shall have the sole and exclusive right, but not the obligation, to file, prosecute and maintain, at its cost and expense, all patents and patent applications licensed to SSL pursuant to ARTICLE II; provided, however, that if SunEdison elects not to file, prosecute or maintain any Licensed IP, then SunEdison shall so notify SSL in writing at least ninety (90) days before any deadline applicable to the filing, prosecution or maintenance of such Licensed IP, as the case may be; provided, that if SunEdison becomes aware of any certain Licensed IP in connection with which there is less than ninety (90) days’ notice available, then SunEdison shall make such written notification to SSL as promptly as practicable. SSL acknowledges and agrees that from time to time, such Licensed IP may include SunEdison Technology that SunEdison has determined to maintain as a trade secret, and as such, determined not to file any patent application on such Licensed IP. Upon receipt of such notice, SSL shall have the right, but not the obligation, at its cost and expense, to pursue the filing or support the continued prosecution or maintenance of such Licensed IP (excluding any Licensed IP for which SunEdison has notified SSL of SunEdison’s determination to maintain such Licensed IP as a trade secret). Notwithstanding, such exclusion shall not apply to the SSL Improvements. SSL shall have the unfettered right to pursue the filing or support the continued prosecution or maintenance of the SSL Improvements if SunEdison elects not to do so. If SSL does elect to take such action, then SSL shall notify SunEdison of such election, and SunEdison shall reasonably cooperate with SSL, upon SSL’s request and at SSL’s cost and expense, in connection with such filing or continued prosecution or maintenance, as applicable. Any and all patent(s) and patent rights resulting from or maintained pursuant to this Section 5.1 shall be assigned to SunEdison and shall be considered as SunEdison Patent Rights and Licensed IP.

Section 5.2 Enforcement of Licensed IP.

(a) Control of Enforcement Actions. Except as may otherwise be mutually agreed by the Parties, as between the Parties, SunEdison shall have the right to enforce the Licensed IP as follows. SunEdison shall have the first right, but not the obligation (itself and/or through its designee), to control the initiation, conduct and, subject to this Section 5.2, settlement or other resolution, at its cost and expense and in its sole discretion, of any enforcement claim, demand, action, suit or proceeding, whether civil or criminal or in law or in equity (each, an “Action”) relating to the Licensed IP, including the right to communicate any objection or other form of challenge to any Third Party. Notwithstanding, SSL shall have the first right, but not the obligation, on the same terms granted to SunEdison in this Section 5.2, to initiate any Action relating to the SSL Improvements and, if SSL does not initiate such action, SunEdison shall have the rights granted to SSL in Section 5.2(b). The Parties acknowledge that circumstances may arise where a single Action may involve each Party as an Enforcing Party (“Joint Actions”). By way of example, a Joint Action could arise where the potential causes of action include Licensed IP that is both SSL Improvements and non-SSL Improvements, or where potential causes of action include (non-SSL Improvement) SunEdison Patent Rights that SunEdison had determined to enforce and separate (non-SSL Improvement) SunEdison Patent Rights that SunEdison has declined to enforce, but for which SSL has determined it is necessary or advisable to enforce.

(b) If SunEdison does not initiate an Action itself or through its designee with respect to such infringement, misappropriation or other violation of any Licensed IP within the SSL Field by a Third Party within ninety (90) days after receipt of a written request from SSL to assume control over the enforcement of such violation of such Licensed IP, then SSL shall have the right, but not the obligation, to bring and to control such Action; provided that if it does not do so within ninety (90) days, the right to initiate and control an Action shall revert back to SunEdison and shall again be subject to the terms set forth above in Section 5.2(a).

(c) A sole Party initiating or otherwise controlling any enforcement Action hereunder (the “Enforcing Party”), including the right to communicate any objection or other form of challenge to any Third Party, shall, as between the Parties, have the right to select counsel for any Action initiated by it or its designee pursuant to this Section 5.2. The Party that is not the Enforcing Party (the “Non-Enforcing Party”) shall, to the extent it is a necessary party to the Action (or is otherwise reasonably requested by the enforcing Party), join the Enforcing Party (and/or, if applicable, its designee(s)) at the Enforcing Party’s expense and agree to be represented by counsel for the Enforcing Party in any infringement or other Action commenced by the Enforcing Party (or its designee) and shall, upon request of the Enforcing Party, execute such documents and perform such other acts as may be reasonably required and requested by the Enforcing Party at the Enforcing Party’s expense in connection with such enforcement Action; provided that the Non-Enforcing Party shall have the right to engage, at its cost and expense, independent counsel of its choice to advise such Non-Enforcing Party in connection with such assistance to the Enforcing Party.

(d) The Non-Enforcing Party shall cooperate with, and provide reasonable assistance to, the Enforcing Party (and its designees) in connection with any Action brought by the Enforcing Party (or its designee) hereunder to the extent relating to the Licensed IP, as may be reasonably requested by the Enforcing Party, including by providing access to relevant documents and other evidence (provided that the Parties shall enter into a joint defense agreement with respect to the common interest privilege protecting such communications in a form reasonably acceptable to the Parties) and making its employees available, subject to the other Party’s reimbursement of any costs and expenses incurred by the Non-Enforcing Party in providing such assistance. The Enforcing Party shall keep the Non-Enforcing Party reasonably informed of any determinations or significant developments in any Action initiated by it pursuant to this Section 5.2 and, if the Non-Enforcing Party is SunEdison, then SSL shall reasonably consult with SunEdison and take into consideration input provided to SSL by SunEdison to the extent reasonable and provided in a timely manner.

(e) In any Joint Action, the Parties agree to reasonably cooperate in good faith in the prosecution of such Joint Action.

(f) Allocation of Costs and Recoveries.

(i) Unless otherwise mutually agreed by the Parties or set forth herein, (i) the costs and expenses relating to any enforcement Action commenced pursuant to this Section 5.2 shall be borne by the Enforcing Party; and (ii) any settlement payments or damages or other monetary awards (“Recoveries”) recovered in any Action by the Enforcing Party, itself or through its designee, pursuant to this Section 5.2, whether by judgment or settlement, shall be allocated in the following order: (A) to reimburse the Enforcing Party for any costs and expenses incurred by or on behalf of the Enforcing Party and/or its designee(s) with respect to such Action, (B) to reimburse the Non-Enforcing Party for any costs and expenses incurred by such Party with respect to such Action to the extent the Non-Enforcing Party is entitled to reimbursement pursuant to this Section 5.2 (and has not already been reimbursed by the Enforcing Party), including if it joins such Action (but excluding, for the avoidance of doubt, the cost of any counsel employed by the Non-Enforcing Party), and (C) the remainder shall be allocated to the Enforcing Party.

(ii) In the event of a Joint Action, the Parties agree to reasonably cooperate in good faith in the prosecution of such Joint Action and to use their best, good faith efforts to allocate all Recoveries in proportion to the relevant Intellectual Property that was determined to be infringed.

(g) Settlement of Enforcement Action. The Enforcing Party shall not settle, or enter into a voluntary consent judgment with respect to, any enforcement Action under this Section 5.2 in a manner that would adversely affect the Non-Enforcing Party’s rights or interests, including any admissions of invalidity or unenforceability, or wrongdoing by the Non-Enforcing Party or any of its Affiliates, or imposes any liability or payment or other obligation on the Non-Enforcing Party or any of its Affiliates, without the Non-Enforcing Party’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) and in any event, without notifying the Non-Enforcing Party of any such proposed settlement or voluntary consent judgment. For the avoidance of doubt, and without limiting the foregoing, as between the Parties, the Enforcing Party shall have the sole and exclusive right to settle, or enter into a voluntary consent judgment with respect to, any enforcement Action under this Section 5.2. In the case of a Joint Action, neither Enforcing Party shall settle, or enter into a voluntary consent judgment with respect to, any enforcement Joint Action under this Section 5.2 in a manner that would adversely affect the other Party’s rights or interests, including any admissions of invalidity or unenforceability, or wrongdoing by the other Party or any of its Affiliates, or imposes any liability or payment or other obligation on the other Party or any of its Affiliates, without the other Party’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) and in any event, without notifying the other Party of any such proposed settlement or voluntary consent judgment.

Section 5.3 Third Party Infringement Claims. If, as a result of any Third Party claim of infringement or misappropriation pertaining to any Licensed IP, SSL or its permitted sublicensee is enjoined from using the Licensed IP, or if SunEdison reasonably believes that the Licensed IP is likely to become the subject of a Third Party claim of infringement or misappropriation, SunEdison, at its option and expense, and in its sole and absolute discretion, may either (i) procure the right for SSL to continue to use the Licensed IP, (ii) replace or modify the Licensed IP so that it becomes non-infringing and remains functionally equivalent, or (iii) terminate the License with respect to the affected Licensed IP. This Section 5.3 states the entire liability of SunEdison and SSL’s sole and exclusive remedy for such infringement and misappropriation claims and actions.

ARTICLE VI

INDEMNIFICATION

Section 6.1 SSL will defend, indemnify and hold SunEdison, its Affiliates and their respective employees, officers and directors (the “SunEdison Indemnitees”) harmless from and against all liabilities, demands, damages, expenses, or losses (including costs of litigation and reasonable attorneys’ fees) arising (i) out of use by SSL, its Affiliates or its transferees of the Licensed IP and of inventions licensed or information furnished under this Agreement or (ii) out of any use, sale, or other disposition by SSL, its Affiliates or its transferees of products made by use of such inventions or information. In the event of any such claim, SSL shall defend the SunEdison Indemnitees at SSL’s sole expense by counsel selected by SSL, subject to approval by SunEdison, such approval not to be unreasonably withheld or delayed. The settlement of any such claim which is the subject of the foregoing indemnification, which involves more than the payment by SSL of monetary damages shall require SunEdison’s prior written approval. In addition, SunEdison Indemnitees shall have the right to hire counsel, at its or their sole expense, who shall cooperate with SSL’s counsel in the defense of any claim indemnified hereunder.

ARTICLE VII

COVENANTS OF THE PARTIES

Section 7.1 Confidentiality.

(a) Each Party acknowledges and agrees that in connection with the rights and licenses granted under this Agreement, it may gain access to Confidential Information of the other Party and each Party hereby agrees that all such information shall be subject to the provisions of the Mutual Non-Disclosure Agreement executed by the Parties and in force as of the Effective Date (the “Mutual Non-Disclosure Agreement”). For the avoidance of doubt, the Parties hereby acknowledge and agree the provisions of the Mutual Non-Disclosure Agreement shall survive for a period of ten (10) years following the expiration or termination of this Agreement.

(b) SSL represents and warrants that it has obtained or shall obtain appropriate written agreements from all of its respective employees, consultants and subcontractors, without limitation, which will have access to SunEdison Confidential Information and Licensed IP, that restricts such persons and individuals from disclosing such Confidential Information and Licensed IP to any Third Party, including future and prospective employers.

Section 7.2 Non-Compete. For purposes hereof, the term “Subject Business” means the business and type of business, activities, products or services competitive with the business activities, products or services of, or conducted by, SunEdison consisting of the design, materials, processes, products, and procedures related to the generation, storage, transmission, distribution, control or monitoring of electrical power and electrical energy obtained from photovoltaic conversion of solar radiation and other renewable energy sources such as wind, moving water (including rain, tides and waves), organic plant and waste material (eligible biomass), and the earth’s heat (geothermal). Subject Business includes the growth, processing and manufacture of silicon crystals and single or multi-crystalline ingots for use as a substrate for solar cell production; the processing and manufacture of solar wafers used in the photovoltaic industry; the design, processing and manufacture of solar cells; and the design, processing and manufacture of modules, trackers, inverters and any and all balance of system hardware and software used in photovoltaic systems. SSL hereby agrees that during the Term it will not, directly or indirectly, for the account or benefit of SSL or any other Person: (i) engage or participate in any activity, business, organization or Person whose or which business, activities, products or services are competitive with the Subject Business, or any activities, products or services included in the Subject Business; (ii) solicit the business of any Person known to SSL to be a customer of SunEdison or the SunEdison Group with respect to products or activities which compete in whole or in part with the products or activities of the Subject Business; nor (iii) cross license, share or extend any Licensed IP to any Third Party (except as may be expressly permitted hereby), including through any joint venture, joint development or similar arrangement with any Third Party.

Section 7.3 Patent Applications. Except as provided for in Section 5.1, SSL agrees that it will not, during the Term, knowingly file or cause to be filed any patent application(s) including any claim that overlaps, reads on or conflicts with any issued or pending claim of a SunEdison Patent Right. In the event SSL files a patent application in violation of this Section 7.3, then SSL shall promptly assign such patent application(s) and any resulting patent(s) and all related patent rights to SunEdison at no cost to SunEdison.

ARTICLE VIII

TERM AND TERMINATION

Section 8.1 Term and Termination. This Agreement shall become effective on the Effective Date and shall continue for a period of five (5) years, unless earlier terminated by mutual written agreement of the Parties (the “Initial Term”). If prior to the expiration of the Initial Term, the Parties mutually agree in writing to extend the Initial Term for any period, such extension shall be referred to as the “Extended Term”. The Initial Term and Extended term are collectively referred to as the “Term”.

Section 8.2 Termination for Breach. In the event of a material breach of this Agreement, the non-breaching Party shall be entitled to terminate this Agreement by giving the breaching Party and any Lender or Agent of such breaching Party which has been granted a collateral assignment of this Agreement, as applicable ,sixty (60) days written notice specifying in reasonable detail the cause of such breach. If such breach is not cured by the breaching Party or by any Lender or Agent of such breaching Party which has been granted a collateral assignment of this Agreement, as applicable, in each case within such sixty (60) day notice period, this Agreement will terminate without further action required by the non-breaching Party. A material breach of this Agreement will include the occurrence of any of the following by a Party: (i) such Party makes an assignment for the benefit of creditors, or is subject to an involuntary or voluntary receivership, insolvency or bankruptcy proceedings; (ii) such Party makes a materially false or misleading statement, representation or claim about a material matter; (iii) such Party is in breach of any material obligation, representation, warranty or covenant set forth herein (for example, obligations related to the payment of money; and generating, keeping and maintaining records); or (iv) dissolution or liquidation of such Party.

Section 8.3 Remedies and Liquidated Damages.

(a) The Parties acknowledge that (i) the strict compliance by SSL with the field of use and geographical limitations incorporated within the License and the non-disclosure and non-compete obligations of SSL set forth herein are of the essence, and an essential component of SSL’s performance under this Agreement; (ii) any material breach by SSL of such obligations will adversely affect SunEdison’s ability to compete in the marketplace creating irreparable damage to SunEdison; and (iii) the cost of remedying any breach of such obligations by SSL is not easily measured.

Section 8.4 Effect of Termination. Following the expiration of this Agreement or any termination of this Agreement for any reason other than termination for cause by SunEdison, the License shall continue on a perpetual basis solely with respect to that Licensed IP in existence and made part of the License as of the effective date of such expiration or termination. Notwithstanding the foregoing, SSL acknowledges and agrees that such continuing License shall at all times be subject to termination for cause by SunEdison. Notwithstanding, following expiration or termination of this Agreement, the License to SSL of the SSL Improvements shall continue on a perpetual basis regardless of the reason for termination. SSL further acknowledges and agrees that no Intellectual Property conceived, developed, reduced to practice, acquired or otherwise coming under the Control of SunEdison or any member of the SunEdison Group after such effective date of such expiration or termination shall be deemed Licensed IP hereunder or subject to the License.

ARTICLE IX

ASSIGNMENT AND CHANGE OF CONTROL

Section 9.1 Assignability. The rights and License granted by Licensor in this Agreement are personal to Licensee and neither Party may assign or otherwise transfer this Agreement without the written consent of the other Party; provided, that either Party may assign any or all of its rights and benefits for collateral purposes to any Person from which it or any of its Affiliates have borrowed money (a “Lender”), or to any Person acting as an agent on behalf of a syndicate of lenders who have lent money to such Party or any of such Party’s Affiliates (an “Agent”), with such Lender or Agent being the intended third party beneficiary with a right of enforcement of the assigning Party’s rights and benefits under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any assignment or other transfer not in accordance with this Section 9.1 shall be null and void.

Section 9.2 Bankruptcy Code. In the event that this Agreement is terminated or rejected by a Party or its receiver or trustee under applicable bankruptcy laws due to such Party’s bankruptcy, then all rights and licenses granted under or pursuant to this Agreement by such Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (the “Code”) and any similar laws in any other country, licenses of rights to “intellectual property” as defined under the Code for purposes of Section 365(n). The Parties agree that all intellectual property rights licensed hereunder, including, without limitation, any patents or patent applications in any country of a Party covered by the license grants under this Agreement, are part of the “intellectual property” as defined under the Code for purposes of Section 365(n) subject to the protections afforded the non-terminating Party under Section 365(n) of the Code, and any similar law or regulation in any other country.

Section 9.3 Change in Control of SSL. The Parties acknowledge and agree that the acquisition of a controlling interest of SSL, or any member of the SSL Group possessing rights under this Agreement, by certain Third Parties which may have a conflict of interest with the business objectives of SunEdison presents a potential risk to SunEdison. Therefore, the Parties agree as follows. If a Third Party obtains a controlling interest in SSL or a member of the SSL Group is merged or consolidated with a Third Party (in each case, a “Change in Control”), then the terms and conditions of this Agreement shall be binding on and inure to the benefit of any such Third Party that is a successor in interest of SSL or member of the SSL Group, as the case may be, and SunEdison shall remain bound to all of its obligations and entitled to all of its rights hereunder, except that, SunEdison shall have the right upon ten (10) days written notice, such notice to be provided within thirty (30) days of such Change in Control, to immediately terminate this Agreement. If SunEdison elects to terminate this Agreement, the License shall continue as stated in Section 8.4 above. For purposes hereof “controlling interest” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the above sentences in this Section 9.2 or any other term of this Agreement, in the event a Third Party (which is active in any field which includes: the growth, processing and manufacture of silicon crystals and single or multi-crystalline ingots for use as a substrate for solar cell production; the processing and manufacture of solar wafers used in the photovoltaic industry; the design, processing and manufacture of solar cells; and the design, processing and manufacture of modules, trackers, inverters and any and all balance of system hardware and software used in photovoltaic systems making, using or selling a semiconductor to convert solar energy to electricity) gains a controlling interest in SSL or a member of the SSL Group, then SunEdison shall have the right upon thirty (30) days written notice to terminate this Agreement and to terminate immediately thereafter any and all licenses of any SunEdison Technology, SunEdison Patent Rights, Licensed IP or licensed Improvements hereunder; provided that SunEdison shall not have the right hereunder to terminate the license to SSL of the SSL Improvements.

Section 9.4 Survival. After termination or expiration of this Agreement, all provisions relating to payment shall survive until completion of required payments. In addition to those provisions and to any provisions which specifically provide for survival beyond termination, Section 3.4(a), ARTICLE V, ARTICLE VI, Section 8.4, Section 9.4 and ARTICLE Xshall survive indefinitely or until the expiration of any time period specified elsewhere in this Agreement with respect to the provision in question.

ARTICLE X

MISCELLANEOUS

Section 10.1 Counterparts; Entire Agreement.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party.

(b) This Agreement and the Separation Agreement and any Schedules, Exhibits, and Appendices hereto or thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein and therein.

(c) Each Party hereto acknowledges that it and the other Party hereto may execute this Agreement by facsimile, stamp or mechanical signature. Each Party hereto expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of the other Party hereto at any time it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

Section 10.2 No Third Party Beneficiaries. The provisions of this Agreement are enforceable solely by the Parties to the Agreement and their permitted successors and assigns and no other Person shall have the right, separate and apart from the Parties hereto and their permitted successors and assigns, to enforce any provisions of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

Section 10.3 No Fiduciary Duties. It is expressly understood and agreed that this Agreement is a purely commercial transaction between SunEdison and SSL and that nothing stated herein shall operate to create any special or fiduciary duty that either Party or any of its Affiliates shall owe to the other Party or vice versa.

Section 10.4 Disclaimer of Warranty; Limitation of Liability.

(a) SUNEDISON DOES NOT MAKE ANY, AND HEREBY DISCLAIMS AND NEGATES ANY AND ALL, REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, OR GUARANTEE OR ASSURANCE OF PERFORMANCE, WITH RESPECT TO THE LICENSED IP AND THE RIGHTS AND LICENSES GRANTED HEREUNDER. ALL LICENSED IP, TECHNOLOGY, AND TECHNICAL ASSISTANCE PROVIDED AND DISCLOSED BY SUNEDISON AND ANY SUNEDISON AFFILIATE HEREUNDER IS PROVIDED STRICTLY ON AN “AS IS” BASIS.

(b) EXCEPT AS MAY BE SET FORTH IN THE SEPARATION AGREEMENT, NEITHER SSL OR ANY MEMBER OF THE SSL GROUP, ON THE ONE HAND, NOR SUNEDISON OR ANY MEMBER OF THE SUNEDISON GROUP, ON THE OTHER HAND, SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR

ANY LOST PROFITS, LOST BUSINESS OPPORTUNITIES, OR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE EXERCISE OF ANY RIGHT OR LICENSE GRANTED UNDER THIS AGREEMENT.

Section 10.5 Further Actions and Assurances. In connection with this Agreement, each Party agrees to execute and deliver such additional documents and instruments as may be required for a Party to exercise the rights and license granted hereunder and to perform such other additional acts as may be necessary or appropriate to effectuate, carry out, and perform all of the terms and provisions of this Agreement. SSL covenants and agrees to cause the other members of the SSL Group to comply with all applicable terms and conditions set forth in this Agreement and acknowledges it shall be liable for any breach of the terms of this Agreement caused by any member of the SSL Group. SunEdison covenants and agrees to cause the other members of the SunEdison Group to comply with all applicable terms and conditions set forth in this Agreement and acknowledges it shall be liable for any breach of the terms of this Agreement caused by any member of the SunEdison Group.

Section 10.6 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service), or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or (i) with respect to an Agent or Lender, at the address listed in the notice described in Section 9.1 or (ii) at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.6):

If to SunEdison:

SunEdison, Inc.

501 Pearl Drive

St. Peters, MO 63776

Attention: General Counsel

Facsimile: 866-773-0793

Email: mtruong@sunedison.com

If to SSL:

SunEdison Semiconductor Limited

11 Lorong 3, Toa Payoh, Blk B,

4th Floor, Jackson Square,

Singapore 319579

Attention: General Counsel

Facsimile: [•]

Email: stownsley@sunedison.com

Any Party may, by notice to the other Party, change the address and contact person to which any such notices are to be given.

Section 10.7 Governing Law, Consent to Jurisdiction and Waiver of Right to Jury Trial.

(a) This Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of New York, irrespective of the choice of laws principles of the State of New York, including all matters of validity, construction, effect, enforceability, performance and remedies.

(b) Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts located in New York for the purposes of any action or proceeding arising out of this Agreement. Each of the Parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 10.6 will be effective service of process for any action or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement in the state and federal courts located in New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH PARTY TO THIS AGREEMENT HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT.

Section 10.8 Dispute Resolution. The dispute resolution procedures set forth in Article IV of the Separation Agreement shall apply to any dispute, controversy or claim (whether sounding in contract, tort or otherwise) that arises out of or relates to this Agreement, any breach or alleged breach hereof, or the construction, interpretation, enforceability or validity hereof.

Section 10.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 10.10 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom such waiver, amendment, supplement or modification is sought to be enforced.

Section 10.11 Waiver of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of such Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.12 Bankruptcy. The licensed rights granted herein shall be deemed licenses of “intellectual property” for purposes of the United States Code, Title 11, Section 365(n). In the event of SunEdison’s bankruptcy and a subsequent rejection or disclaimer of this Agreement by a bankruptcy trustee or by SunEdison as a debtor-in-possession, whether under the law of the United States or elsewhere, or in the event of a similar action under applicable law, SSL may elect to retain its licensed rights, subject to and in accordance with the provisions of the United States Code, Title 11, Section 365(n) or other applicable law.

[Signatures of Parties on Next Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement with effect as of the Effective Date.

SUNEDISON, INC.

By:
Name:
Title:

SUNEDISON SEMICONDUCTOR LIMITED

By:
Name:
Title:

SIGNATURE PAGE

PATENT AND TECHNOLOGY LICENSE AGREEMENT

(CCz & DCW Technology)

EXHIBIT A

SSL GROUP

The License granted to SSL under this Agreement shall be limited exclusively to those specific Affiliates and within the specific geographies listed below and amended in writing from time to time as agreed by SunEdison.

•	SunEdison Semiconductor LLC, a U.S. limited liability company wholly-owned by SSL, for use exclusively within the United States of America

•	MEMC Electronic Materials, SpA, an Italian corporation wholly-owned by SSL, for use exclusively within Italy

EXHIBIT B

SUNEDISON PATENT RIGHTS

SunEdison Ref.	Title	Ctry	Type	App Number	Pub Number	Patent Number
100050	FEED TOOL FOR SHIELDING A PORTION OF A CRYSTAL PULLER	US	PRI	13/103554	2012-0285373

100050.1	FEED TOOL FOR SHIELDING A PORTION OF A CRYSTAL PULLER	WO	ORD	PCT/US2012/035971	WO 2012/154449

100050.2	FEED TOOL FOR SHIELDING A PORTION OF A CRYSTAL PULLER	TW	ORD	101116544	201300584

100054	WAFER TRANSPORT CART	US	PRI	13/295715	2013-0121802

110016	SYSTEMS AND METHODS FOR CONNECTING AN INGOT TO A WIRE SAW	US	PRI	13/253509	2013-0087132

110016.1	SYSTEMS AND METHODS FOR CONNECTING AN INGOT TO A WIRE SAW	WO	ORD	PCT/US2012/057614	WO 2013/052350

110016.2	SYSTEMS AND METHODS FOR CONNECTING AN INGOT TO A WIRE SAW	TW	ORD	101136991	201321155

110029.1	METHODS AND SYSTEMS FOR REMOVING CONTAMINANTS FROM A WIRE OF A SAW	US	ORD	13/585547	2013-0206163

110029.2	METHODS AND SYSTEMS FOR REMOVING CONTAMINATION FROM A WIRE OF A SAW	WO	ORD	PCT/IB2012/054168	WO 2013/024451

110033.1	SYSTEM FOR CONTINUOUS GROWING OF MONOCRYSTALLINE SILICON	US	ORD	10/789638	2005-0092236	7635414

110033.10	SYSTEM FOR CONTINUOUS GROWING OF MONOCRYSTALLINE SILICON	KR	DIV	7026631/2011	138404/2011	1279770

110033.11	SYSTEM FOR CONTINUOUS GROWING OF MONOCRYSTALLINE SILICON	CN	DIV	201110385173.6	102400209

110033.12	SYSTEM FOR CONTINUOUS GROWING OF MONOCRYSTALLINE SILICON	CN	DIV	201110384363.6	102400218

110033.13	SYSTEM FOR CONTINUOUS GROWING OF MONOCRYSTALLINE SILICON	KR	DIV	2012-7013411	76375/2012	1279736

110033.14	SYSTEM FOR CONTINUOUS GROWING OF MONOCRYSTALLINE SILICON	KR	DIV	2012-7013412	79153/2012	1279709

110033.15	SYSTEM FOR CONTINUOUS GROWING OF MONOCRYSTALLINE SILICON	KR	DIV	7013413/2012	76376/2012	1279756

110033.17	SYSTEMS AND PROCESSES FOR CONTINUOUS GROWING OF INGOTS	US	CIP	13/683822	2013-0133567

110033.17	SYSTEM FOR CONTINUOUS GROWING OF MONOCRYSTALLINE SILICON	CN	DIV	201310066601.8	CN103205802A

110033.3	SYSTEM FOR CONTINUOUS GROWING OF MONOCRYSTALLINE SILICON	US	PCT	10/525824	2008-0134958	8317919

110033.4	SYSTEM FOR CONTINUOUS GROWING OF MONOCRYSTALLINE SILICON	US	CON	12/653910	2010-0162946

110033.7	SYSTEM FOR CONTINUOUS GROWING OF MONOCRYSTALLINE SILICON	JP	PCT	2007501001	JP2008531444	5059596

110033.8	SYSTEM FOR CONTINUOUS GROWING OF MONOCRYSTALLINE SILICON	KR	PCT	102006/7019998	1020060128033	10-1216256

110033.9	SYSTEM FOR CONTINUOUS GROWING OF MONOCRYSTALLINE SILICON	JP	DIV	2011-220927	2012-1435

110040.1	WEIR DESIGN PROVIDING OPTIMAL PURGE GAS FLOW, MELT CONTROL, AND TEMPERATURE STABILIZATION FOR IMPROVED SINGLE CRYSTAL GROWTH IN A CONTINUOUS CZOCHRALSKI PROCESS	US	ORD	12/075513		8262797

110044.1	CRUCIBLE WEIGHT MEASUREMENT SYSTEM FOR CONTROLLING FEEDSTOCK INTRODUCTION IN CZOCHRALSKI CRYSTAL GROWTH	US	ORD	12/315452		8257496